File No. 70-9153

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
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                         POST-EFFECTIVE AMENDMENT NO. 1
                             TO FORM U-1 APPLICATION
                                    UNDER THE
                   PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
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         National Fuel Gas Company         NFR Power, Inc.
         10 Lafayette Square               165 Lawrence Bell Drive, Suite 120
         Buffalo, New York  14203          Williamsville, New York 14221

                    (Names of companies filing this statement
                  and addresses of principal executive offices)
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                            NATIONAL FUEL GAS COMPANY
                    (Name of top registered holding company)
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         A. M. Cellino,                    R. J. Kreppel,
         Secretary                         President
         National Fuel Gas Company         NFR Power, Inc.
         10 Lafayette Square               165 Lawrence Bell Drive, Suite 120
         Buffalo, New York  14203          Williamsville, New York  14221

             (Names and addresses of agents for service of process)

             It is requested that the Commission send copies of all
                     notices, orders and communications to:

                               Mark D. Buri, Esq.
                            National Fuel Gas Company
                                   Suite 1500
                               10 Lafayette Square
                             Buffalo, New York 14203

Item 1.  Description of Proposed Transaction.
--------------------------------------------

         Introduction

         National Fuel Gas Company ("National") is a public utility holding company registered under the Public Utility Holding Company Act of 1935, as amended (the "Act"). National is solely engaged in the business of owning all of the outstanding stock of its direct subsidiary corporations. These subsidiaries are engaged primarily in natural gas exploration, production, transmission, storage, distribution and marketing as well as other related activities.

         Pursuant its order of March 20, 1998 (HCAR No. 26847) ("Original Order"), the Securities and Exchange Commission ("Commission") authorized
National and twelve of National's subsidiaries to engage in a money pool arrangement ("Money Pool") through December 31, 2002 ("Authorization Period").

         NFR Power, Inc. ("Power"), a New York corporation, is a subsidiary of National and, as a result of a determination of the Federal Energy Regulatory Commission dated March 29, 1996 (Docket No. EG96-47-000), is an exempt wholesale generator as defined in Section 32(a)(1) of the Act. National and Power now request that Power be authorized become a new participant to the Money Pool. Such participation by Power shall comply with the terms and conditions for Money Pool participation which are contained in the Original Order and the Application-Declaration related thereto.

Item 2.  Fees, Commissions and Expenses.
---------------------------------------

         It is estimated at this time that the fees, commissions and expenses to be incurred in connection with this post-effective amendment will not exceed $1,000 in miscellaneous expenses.

Item 3.  Applicable Statutory Provisions.
-----------------------------------------

         Money Pool transactions are subject to Sections 6, 7, 9, 10 and 12(b) and (f) of the Act and Rule 45 thereunder, and Money Pool borrowings by Power would be exempt under Rule 52.

         If the Commission considers the actions described herein to require any authorization, approval or exemption under any section of the Act or any provision of the rules or regulations thereunder other than those specifically referred to herein, such authorization, approval or exemption is hereby requested.

Item 4.  Regulatory Approval.
----------------------------

         No federal agency, other than the Commission, and no state agency has jurisdiction over this proposal.

Item 5.  Procedure.
------------------

         A further Federal Register notice regarding this Post-Effective Amendment is deemed unnecessary due to the fact that this filing does not seek a material change in the Original Order. The applicants respectfully request that an order be issued approving this post-effective amendment as soon as practicable but in no event later than October 8, 1999.

         It is submitted that a recommended decision by a hearing or other responsible officer of the Commission is not needed with respect to this proposal. The office of the Division of Investment Management Office of Public Utility Regulation may assist in the preparation of the Commission's decision. There should be no waiting period between the issuance of the Commission's order and the date on which it is to become effective.

Item 6.  Exhibits and Financial Statements.
------------------------------------------

         The following are made part of this post-effective amendment:

                  Exhibits
                  --------

                  B-1 Tentative Draft of Addendum to National Fuel Money Pool Agreement

                  C        Opinion of Counsel (To Be Filed By Amendment)

                  Financial Statements
                  --------------------

                  Financial statements of the applicant-declarants are deemed unnecessary with respect to the proposed authorization sought herein due to the simple nature of this post-effective amendment. However, financial statements will be furnished to the Commission upon request.

Item 7. Information as to Environmental Effects.
-----------------------------------------------

         This  proposal   does  not  involve  major  federal   action  having  a
significant effect on the human environment. No federal agency has prepared or is preparing any environmental impact statement with respect to this proposal.

                                   SIGNATURES

         Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned companies have duly caused this statement to be signed on their behalf by the undersigned thereunto duly authorized.



Dated:  September 9, 1999


                                        NATIONAL FUEL GAS COMPANY


                                        By /s/ Anna Marie Cellino
                                          -------------------------------------
                                           A. M. Cellino
                                           Secretary


                                        NFR POWER, INC.


                                        By /s/ Robert J. Kreppel
                                          -------------------------------------
                                           R. J. Kreppel
                                           President